EXHIBIT 99.5
Porter RETENTION OPTION GRANT NOTICE
FORM OF
STOCK OPTION GRANT NOTICE
Firethorn Holdings, LLC (the “Company”), pursuant to the Firethorn Holdings, LLC 2006 Share Incentive Plan (the “Plan”) hereby grants to Warren D. Porter (the “Optionee”) a non-qualified share option (“Option”) to purchase the aggregate number of Class B Common Shares of the Company (“Shares”), subject to all of the terms and conditions set forth below and in the attached Stock Option Agreement (the “Agreement”). The Option is a nonqualified stock option and is not intended to qualify for the federal income tax benefits available to an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as specifically provided in the Agreement, the term “Company” as used in this grant notice (“Grant Notice”) and in the Agreement shall include any successor to the Company and any parent corporation under Section 424(e) of the Code.
Optionee: Warren D. Porter
Option Type: Nonqualified
Number of Shares: 20,216 Class B Common Shares
Option Price: $83.63
Date of Grant: November 19, 2007. The Option grant is made contingent upon the occurrence of the “Effective Time” (as defined in that certain Agreement and Plan of Merger, dated as of November 13, 2007 (the “Merger Agreement”), by and among the Company, QUALCOMM Incorporated, a Delaware corporation (“Parent”), Zeppelin Acquisition Corporation, a Georgia corporation (“Merger Sub”) and the Holders’ Agent defined therein).
Expiration Date: November 18, 2017
Vesting Schedule: The Option shall vest in accordance with the terms and provisions of Section 2 of that certain Executive Retention Agreement dated as of the Closing Date by and among Optionee and Parent (“Retention Agreement”), which Section 2 is incorporated herein by this reference.
Additional Terms/Acknowledgments: Capitalized terms used but not defined in this Grant Notice (including terms used above) and in the Agreement shall have the meanings given thereto in the Merger Agreement. The Optionee acknowledges receipt of this Grant Notice, the Agreement and a copy of the Plan, and represents that the Optionee has read, understands, accepts and agrees to the terms and conditions of this Grant Notice, the Agreement and the Plan. Optionee hereby accepts the Option subject to all of its terms and conditions and further acknowledges that, as of the Date of Grant, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Optionee and the Company regarding the subject matter hereof.
The Option will be exercised when the Parent has received an exercise notice (“Exercise Notice”) in one of the forms attached hereto as Exhibit A or in other form made available to the Optionee for this purpose (which choice of form shall be at Optionee’s sole election) and the other provisions of Section 4 of the Agreement are satisfied.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Grant Notice and the Agreement as of the Date of Grant set forth above.

Firethorn Holdings, LLC

By:

Name:
Title:

Optionee

Warren D. Porter

ACKNOWLEDGED AND AGREED:

QUALCOMM Incorporated

By:

Name:
Title:

Attachment:	Stock Option Agreement
Exhibit A:	Form of Exercise Notice